UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

THE MARCUS CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
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5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE MARCUS CORPORATION

[LOGO]
100 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin 53202-4125

_________________

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, October 4, 2006

_________________

To the Shareholders of
        THE MARCUS CORPORATION

        NOTICE IS HEREBY GIVEN THAT the 2006 Annual Meeting of Shareholders of THE MARCUS CORPORATION will be held on Wednesday, October 4, 2006, at 10:00 A.M., local time, at the Wyndham Milwaukee Center, 139 E. Kilbourn Avenue, Milwaukee, Wisconsin, for the following purposes:

1.	to elect ten directors for the ensuing year; and

2.	to consider and act upon any other business that may be properly brought before the meeting or any adjournment thereof.

        Only holders of record of our Common Stock and Class B Common Stock as of the close of business on August 4, 2006, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. Shareholders may vote in person or by proxy. The holders of our Common Stock will be entitled to one vote per share and the holders of our Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration.

        Shareholders are cordially invited to attend the meeting in person. A map is provided on the following page to assist you in locating the Wyndham Milwaukee Center. Even if you expect to attend the meeting in person, to help ensure your vote is represented at the meeting, please complete, sign, date and return in the enclosed postage paid envelope the accompanying proxy, which is being solicited by our board of directors. You may revoke your proxy at any time before it is actually voted by giving notice thereof in writing to the undersigned or by voting in person at the meeting.

        Accompanying this Notice of 2006 Annual Meeting of Shareholders is a proxy statement and form of proxy.

On Behalf of the Board of Directors

/s/ Thomas F. Kissinger Thomas F. Kissinger Vice President, General Counsel and Secretary

Milwaukee, Wisconsin
September 1, 2006

Important Information for Shareholders Attending
The Marcus Corporation 2006 Annual Meeting
10:00 a.m.
Wednesday, October 4, 2006
Wyndham Milwaukee Center
139 E. Kilbourn Avenue
Milwaukee, Wisconsin

Directions:

[Map, which will be provided by Vollrath]

From the South
Take I-94/I-43 North toward Milwaukee. Follow I-43 North toward Green Bay. Exit at Kilbourn Avenue. Continue six blocks east on Kilbourn Avenue to hotel.

From the West
Take I-94 East toward Milwaukee to the Van Buren exit (far left lane). Go north on Van Buren to Kilbourn Avenue. Turn left (west) on Kilbourn Avenue. Continue five blocks to the hotel.

From the North
Take I-43 south to the Fond du Lac/McKinley Avenue exit. Turn left (east) on McKinley Avenue to 6th Street. Turn right (south) onto North 6th Street. Continue on North 6th Street to Kilbourn Avenue. Turn left (east) on Kilbourn Avenue to hotel.

Parking:

The Wyndham Milwaukee Center is located on the southwest corner of Kilbourn Avenue and Water Street. Entrances to the Wyndham Milwaukee Center parking ramp are located on Kilbourn Avenue and on Water Street. Parking in the Wyndham Milwaukee Center parking ramp is on a space available basis.

Experience The Marcus Corporation’s Wyndham Milwaukee Center:

Shareholders staying for lunch at the Wyndham Milwaukee Center following the annual meeting on Wednesday, October 4, will receive a 20% discount on their bill. Visit the Kilbourn Café for an enjoyable and relaxing lunch. Let your server know that you are a Marcus Corporation shareholder.

THE MARCUS CORPORATION
[LOGO]

PROXY STATEMENT

For
2006 Annual Meeting of Shareholders
To Be Held Wednesday, October 4, 2006

        This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about September 1, 2006, in connection with the solicitation of proxies by our board of directors for use at our 2006 Annual Meeting of Shareholders to be held on Wednesday, October 4, 2006, at 10:00 A.M., local time, at the Wyndham Milwaukee Center, 139 E. Kilbourn Avenue, Milwaukee, Wisconsin and at any postponement or adjournment thereof (collectively, “Meeting”), for the purposes set forth in the attached Notice of 2006 Annual Meeting of Shareholders and as described herein.

        Execution of a proxy will not affect your right to attend the Meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the Meeting in writing or by voting in person at the Meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s ten director nominees set forth below and (2) on such other matters that may properly come before the Meeting in accordance with the best judgment of the persons named as proxies.

        Only holders of record of shares of our Common Stock (“Common Shares”) and our Class B Common Stock (“Class B Shares”) as of the close of business on August 4, 2006 (“Record Date”) are entitled to vote at the Meeting. As of the Record Date, we had 21,425,341 Common Shares and 8,953,691 Class B Shares outstanding and entitled to vote. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of our Common Shares and the holders of our Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the Meeting. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 110,962,251, consisting of 21,425,341 represented by outstanding Common Shares and 89,536,910 votes represented by outstanding Class B Shares.

ELECTION OF DIRECTORS

        At the Meeting, our shareholders will elect all ten members of our board of directors. The directors elected at the Meeting will hold office until our 2007 Annual Meeting of Shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, one or more of the board’s nominees becomes unable to serve as a director for any reason, the votes represented by proxies granting authority to vote for all of the board’s nominees, or containing no voting instructions, will be voted for a replacement nominee selected by the board of directors. Under Wisconsin law, if a quorum of shareholders is present, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares that are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.

        All of our director nominees have been elected by our shareholders and have served continuously as directors since the date indicated below. The names of the nominees, together with certain information about each of them as of the Record Date, are set forth below.

	Name	Current Principal Occupation	Age	Director Since
[Photo]	Stephen H. Marcus	Our Chairman of the Board, President and Chief Executive	71	1969
		Officer(1)(2)(3)
[Photo]	Diane Marcus Gershowitz	Real estate management and investments(1)(3)	67	1985
[Photo]	Daniel F. McKeithan, Jr.	President of Tamarack Petroleum Company, Inc. (operator	70	1985
		of oil and gas wells) and President of Active Investor
		Management, Inc. (manager of oil and gas wells)(4)
[Photo]	Allan H. Selig	Commissioner of Major League Baseball and President and	71	1995
		Chief Executive Officer of Selig Executive Leasing Co.,
		Inc. (automobile leasing agency)(5)
[Photo]	Timothy E. Hoeksema	Chairman of the Board, President and Chief Executive	59	1995
		Officer of Midwest Air Group, Inc. (commercial airline
		carrier)
[Photo]	Bruce J. Olson	Our Senior Vice President(2)	56	1996
[Photo]	Philip L. Milstein	Principal of Ogden CAP Properties, LLC (real estate and	57	1996
		investments) and former Co-Chairman of Emigrant Savings
		Bank (savings bank)
[Photo]	Bronson J. Haase	President of Pabst Farms Equity Ventures LLC, a real	62	1998
		estate development organization; retired President and
		Chief Executive Officer of Wisconsin Gas Company (gas
		utility) and Vice President of WICOR, Inc. (utility
		holding company); and former President and Chief
		Executive Officer of Ameritech Wisconsin
[Photo]	James D. Ericson	Retired President, Chief Executive Officer and Chairman	70	2001
		of the Board of Trustees of The Northwestern Mutual Life
		Insurance Company (life insurance company)(6)
[Photo]	Gregory S. Marcus	Our Senior Vice President of Corporate Development(1)(2)	41	2005

(1)	Stephen H. Marcus and Diane Marcus Gershowitz are brother and sister. Gregory S. Marcus is the son of Stephen H. Marcus.

(2)	Stephen H. Marcus, Bruce J. Olson and Gregory S. Marcus are also officers of certain of our subsidiaries.

(3)	As a result of their beneficial ownership of Common Shares and Class B Shares, Stephen H. Marcus and/or Diane Marcus Gershowitz may be deemed to control, or share in the control of, the Company. See “Stock Ownership of Management and Others.”

(4)	Daniel F. McKeithan, Jr. was a trustee of The Northwestern Mutual Life Insurance Company (“NML”) until May 2006. NML is one of our principal lenders.

(5)	Allan H. Selig is a director of Oil-Dri Corporation of America.

(6)	James D. Ericson is a director of Kohl’s Corporation, Green Bay Packaging, Inc. and was a trustee of NML until May 2006.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES. COMMON SHARES OR CLASS B SHARES REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Directors

        Based on a review by our board of directors of the direct and indirect relationships that each of the ten directors currently serving on the board has with the Company, including the relationships between the Company and Selig Executive Leasing Co., Inc., the Milwaukee Brewers and Midwest Air Group, Inc., the board of directors has determined that each of Messrs. McKeithan, Selig, Hoeksema, Milstein, Haase and Ericson are “independent directors” as defined by the rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).

Code of Conduct

        The board of directors has adopted the Marcus Corporation Code of Conduct that applies to all of our directors, officers and employees. It is available under the “Human Resources” section of our corporate web site, www.marcuscorp.com. If you would like us to mail you a copy of our Code of Conduct, free of charge, please contact Thomas F. Kissinger, Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

Committees of the Board of Directors

        Our board of directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. Each committee operates under a written charter and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available under the “Governance” section of our web site at www.marcuscorp.com. A copy of the Audit Committee charter is also attached hereto as Exhibit A. In addition, our board and each committee also operate under our Corporate Governance Policy Guidelines, which are available under the “Corporate Governance and Nominating Committee” tab of the “Governance” section of our web site. If you would like us to mail you a copy of our Corporate Governance Policy Guidelines or a committee charter, free of charge, please contact Mr. Kissinger at the above address.

        Audit Committee. Our board of directors has an Audit Committee whose principal functions are to: (1) appoint and establish the compensation for and oversee our independent auditors; (2) review annual audit plans with management and our independent auditors; (3) preapprove all audit and non-audit services provided by our independent auditors; (4) oversee management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures, and risk assessment and management; (5) review areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors; (6) evaluate the independence of our independent auditors; (7) review, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; and (8) receive, retain and address complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters. During our fiscal 2006, our Audit Committee consisted of Daniel F. McKeithan, Jr. (Chairman), James D. Ericson and Philip L. Milstein. Each member of our Audit Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, the board has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee met three times during our fiscal 2006. See “Audit Committee Report.”

        Compensation Committee. Our board of directors also has a Compensation Committee whose principal functions are to: (1) evaluate and establish the compensation, bonuses and benefits of our officers and other key employees and of the officers and other key employees of our subsidiaries and (2) administer our executive compensation plans, programs and arrangements. See “Executive Compensation.” During our fiscal 2006, our Compensation Committee consisted of Timothy E. Hoeksema (Chairman), Bronson J. Haase, Daniel F. McKeithan, Jr. and Philip L. Milstein. Each member of our Compensation Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Compensation Committee met two times in our fiscal 2006. See “Executive Compensation.”

        Corporate Governance and Nominating Committee. Our board of directors also has a Corporate Governance and Nominating Committee whose principal functions are to: (1) develop and maintain our Corporate Governance Policy Guidelines; (2) develop and maintain our Code of Conduct; (3) oversee the interpretation and enforcement of our Code of Conduct; (4) receive and review matters brought to the committee’s attention pursuant to our Code of Conduct; (5) evaluate the performance of our board of directors, its committees and committee chairmen and our directors; and (6) recommend individuals to be elected to our board of directors. During our fiscal 2006, our Corporate Governance and Nominating Committee consisted of Bronson J. Haase (Chairman), Timothy E. Hoeksema and Allan H. Selig. Each member of our Corporate Governance and Nominating Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee met two times in fiscal 2006.

        The Corporate Governance and Nominating Committee regularly assesses the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will identify prospective nominees, including those nominated by management, members of our board of directors and shareholders, and will evaluate such prospective nominees against the standards and qualifications set out in the Corporate Governance and Nominating Committee Charter, including the individual’s range of experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties. The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently than any other nominee. Pursuant to procedures set forth in our By-laws, the Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. We did not receive any shareholder nominations for directors to be considered at the Meeting. To be timely for the 2007 Annual Meeting of Shareholders, the notice must be received by the date identified under the heading “Other Matters.” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in our By-laws, which are attached as an exhibit to our Current Report on Form 8-K, dated July 18, 2006. A copy of our By-laws will be provided upon written request to Mr. Kissinger at the above address.

        Finance Committee. Our board of directors also has a Finance Committee whose principal functions are to, upon the request of Company management, provide preliminary review, advice, direction, guidance and/or consultation with respect to potential transactions. During our fiscal 2006, our Finance Committee consisted of Steven H. Marcus, James D. Ericson, Diane Marcus Gershowitz, Philip L. Milstein and Allan H. Selig. The Finance Committee did not meet in fiscal 2006.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Board Meetings, Director Attendance, Executive Sessions and Presiding Director

        Our board of directors met four times in our fiscal 2006. Each of our directors attended at least 75% of the aggregate of the number of board meetings and number of meetings of the committees on which he or she served during fiscal 2006. Our independent directors meet periodically in executive sessions without management present. The independent directors who serve as chairmen of our Audit, Compensation and Corporate Governance and Nominating Committees serve as the chairman of these meetings of independent directors on a rotating basis.

        Directors are expected to attend our annual meeting of shareholders each year. At the 2005 annual meeting of shareholders, all of our directors were in attendance in person.

Contacting the Board

        You may contact our board of directors or a specific director by sending a letter, regular or express mail, addressed to our board or the specific director in care of Mr. Kissinger, at the above address. Mr. Kissinger will promptly forward appropriate shareholder communications to the board or the applicable director.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

        The following table sets forth information as of the Record Date as to our Common Shares and Class B Shares beneficially owned by: (1) each of our directors; (2) each of our executive officers named in the Summary Compensation Table set forth below under “Executive Compensation — Summary Compensation Information”; (3) all such directors and executive officers as a group; and (4) all other persons or entities known by us to be the beneficial owner of more than 5% of either class of our outstanding capital stock. A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)	Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)	Percentage of Aggregate Voting Power(1)
	Directors and Named Executive Officers
Stephen H. Marcus(2)
Common Shares	21,895	6,703	28,598
			*	42.4%
Class B Shares	4,002,268	704,249	4,706,517
			(52.6%)
Diane Marcus Gershowitz(2)
Common Shares	59,243(4)	700	59,943(4)
			*	36.4%
Class B Shares	2,985,704	1,045,172	4,030,876
			(45.0%)
Daniel F. McKeithan, Jr.
Common Shares	16,711(4)	0	16,711(4)
			*	*
Allan H. Selig
Common Shares	12,436(4)	0	12,436(4)
			*	*
Timothy E. Hoeksema
Common Shares	14,461(4)	0	14,461(4)
			*	*
Philip L. Milstein
Common Shares	63,921(4)(5)	7,800	71,721(4)(5)
			*	*
Class B Shares	39,601	62,055(5)	101,656(5)
			(1.1%)
Bronson J. Haase
Common Shares	9,792(4)	0	9,792(4)
			*	*
James D. Ericson
Common Shares	7,451(4)	0	7,451(4)
			*	*
Bruce J. Olson
Common Shares	154,558(3)(6)	38,880	193,438(3)(6)
			*	*
Gregory S. Marcus
Common Shares	78,916(3)(6)	75	78,991(3)(6)
			*	2.2%
Class B Shares	228,291	10,667	238,958
			(2.7%)
William J. Otto
Common Shares	68,812(3)(6)	0	68,812(3)(6)
			*	*

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)	Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)	Percentage of Aggregate Voting Power(1)

Thomas F. Kissinger
Common Shares	92,630(3)(6)	0	92,630(3)(6)
			*	*
All directors and executive officers as a group
(12 persons)(7)
Common Shares(8)	600,826(3)	53,458	654,284(3)
			(3.0%)	76.1%
Class B Shares	7,255,864	1,148,488	8,404,352
			(93.9%)
	Other Five Percent Shareholders
Private Capital Management, L.P.(9)
Common Shares(10)	0	5,642,384	5,642,384
			(26.3%)	5.1%
Advisory Research, Inc.(11)
Common Shares(12)	2,147,568	0	2,147,568	1.9%
			(10.0%)
Dimensional Fund Advisors Inc.(13)
Common Shares(14)	1,832,711	0	1,832,711	1.7%
			(8.6%)

* Less than 1%.

(1)	Includes, in some cases, shares over which a person has or shares voting power and/or investment power, as to which beneficial ownership may be disclaimed. 700 Common Shares and 673,655 shares of Class B Shares held in certain trusts are included in the beneficial ownership figures for both Stephen H. Marcus and Diane Marcus Gershowitz because both of them are trustees of these trusts, but such shares are counted only once in the amounts under “All directors and executive officers as a group.” The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Common Shares. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the Common Shares listed in the table do not include Common Shares that may be acquired upon the conversion of outstanding Class B Shares. Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares that may be issued upon conversion of outstanding Class B Shares.

(2)	The address of Stephen H. Marcus and Diane Marcus Gershowitz is c/o 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

(3)	Includes 6,319, 2,279, 2,842 and 3,282 Common Shares held for the respective accounts of Bruce J. Olson, William J. Otto, Thomas F. Kissinger and Gregory S. Marcus in our Pension Plus Plan as of May 25, 2006, the end of our fiscal 2006. See “Executive Compensation — Summary Compensation Information.”

(4)	Includes: (1) 7,273 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Allan H. Selig and Timothy E. Hoeksema; (2) 9,412 Common Shares subject to acquisition by Philip L. Milstein; (3) 6,917 Common Shares subject to acquisition by Bronson J. Haase; and (4) 5,491 Common Shares subject to acquisition by James D. Ericson, in each case pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. This number also includes 784 Common Shares subject to certain restrictions on transfer under securities laws held by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Allan H. Selig, Philip L. Milstein, Timothy E. Hoeksema, James D. Ericson and Bronson J. Haase, of which 392 were granted on each of October 6, 2005 and October 6, 2004. See “Director Compensation.” The restrictions on these restricted Common Shares terminate on the second anniversary of the date on which they were granted.

(5)	Includes 62,055 Class B Shares held by Philip L. Milstein as a partner of Northmon Investment Co. Excludes the following shares, as to which Mr. Milstein disclaims beneficial interest: (1) 5,625 Common Shares in the AB Elbaum Trust, of which Mr. Milstein is co-trustee; (2) 2,000 Common Shares held by Mr. Milstein’s wife; (3) 8,100 Common Shares held by Mr. Milstein’s children; (4) 57,500 Common Shares held by the PLM Foundation, of which Mr. Milstein is co-trustee; and (5) 124,111 Common Shares held by the SVM Foundation, of which Mr. Milstein is co-trustee.

(6)	Includes 28,516, 54,180, 72,002 and 69,864 Common Shares subject to acquisition by Bruce J. Olson, William J. Otto, Thomas F. Kissinger and Gregory S. Marcus, respectively, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. Also includes 1,875 shares of restricted stock held by each of Bruce J. Olson, William J. Otto and Gregory S. Marcus on the Record Date and 1,250 shares of restricted stock held by Thomas F. Kissinger on the Record Date that will vest within 60 days thereafter. See “Executive Compensation — Stock Options and Restricted Stock.”

(7)	In determining the aggregate beneficial ownership of Common Shares and Class B Shares for all directors and named executive officers as a group, shares that are beneficially owned by more than one director or officer are counted only once to avoid overstatement.

(8)	Includes 275,475 Common Shares subject to acquisition pursuant to the exercise of stock options held by our named executive officers and non-employee directors on the Record Date that were then vested or that will vest within 60 days thereafter. Also includes 6,875 shares of restricted stock held by our named executive officers on the Record Date that will vest within 60 days thereafter. See “Executive Compensation — Stock Options and Restricted Stock” and “Director Compensation.”

(9)	The address of Private Capital Management, L.P. (“PCM”) is 8889 Pelican Bay Boulevard, Naples, Florida 34108.

(10)	Other than share ownership percentage information, the information set forth is as of February 14, 2006, as reported by PCM in its Schedule 13G/A filed with us and the SEC.

(11)	The address of Advisory Research, Inc. (“ARI”) is 180 North Stetson Street, Suite 5500, Chicago, Illinois 60601.

(12)	Other than share ownership percentage information, the information set forth is as of April 10, 2006, as reported by ARI in its Schedule 13G filed with us and the SEC.

(13)	The address of Dimensional Fund Advisors Inc. (“DFA”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(14)	Other than share ownership percentage information, the information set forth is as of February 6, 2006, as reported by DFA in its Schedule 13G/A filed with us and the SEC.

AUDIT COMMITTEE REPORT

To the Board of Directors of The Marcus Corporation

        Each of the undersigned Audit Committee members: (1) served on the Audit Committee during the Company’s entire fiscal year ended May 25, 2006; (2) is an independent, non-employee director as defined by the rules of the NYSE and the SEC; and (3) is an “audit committee financial expert,” as defined by the SEC. Our Audit Committee has a written charter, which is available on the Company’s website at www.marcuscorp.com and is included as Exhibit A to this Proxy Statement.

        Our Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Our management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. We have also relied on the representations of Ernst & Young LLP included in its report on the Company’s fiscal 2006 financial statements. Our discussions with management and Ernst & Young LLP do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that Ernst & Young LLP is in fact “independent.”

        Our Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended May 25, 2006 with management and has discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company and considered the compatibility of Ernst & Young LLP’s provision of non-audit services with its independence.

        Our Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

        In reliance on the reviews and discussions referred to above, our Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K at and for the fiscal year ended May 25, 2006 for filing with the SEC.

        This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee: Daniel F. McKeithan, Jr., Chairman Philip L. Milstein James D. Ericson

EXECUTIVE COMPENSATION

Report on Executive Compensation

        Our Compensation Committee consists entirely of independent, non-employee directors and is responsible for evaluating and determining the compensation of the Company’s executive officers. The compensation paid to the Company’s executive officers consists of: (1) salary; (2) an incentive bonus; (3) stock option grants and restricted stock awards; and (4) other benefits under the Company’s employee benefit plans. We strive to provide executive officers with fair and competitive compensation that rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to the Company’s long-term growth and success. Our compensation policies are designed to encourage the continuation of the Company’s entrepreneurial spirit by encouraging our executives and other employees to take appropriate market responsive risk-taking actions that facilitate our growth and success. We establish the compensation of executive officers, including the Company’s Chief Executive Officer, Stephen H. Marcus, in accordance with these philosophies and policies.

Salary

        Each executive officer’s salary is based on the level of his or her responsibilities and the relationship of such responsibilities to those of the Company’s other executive officers. When evaluating and adjusting salaries of executive officers (other than Mr. Marcus), we review the recommendations of Mr. Marcus. In making his recommendations, Mr. Marcus takes into account: (1) the Company’s financial performance as a whole and on a divisional basis, when appropriate, for the most recent fiscal year compared to its historical and anticipated performance; (2) general economic conditions (including inflation) and the impact such conditions had on the Company’s operations; (3) each executive officer’s past, and anticipated future, contributions to the Company’s performance; (4) how each executive officer’s salary compares to the range of salaries of similarly situated executives at both the national and local level; (5) new responsibilities, if any, recently delegated, or to be delegated, to such officer; and (6) the executive’s participation in significant corporate achievements during the prior fiscal year. The Compensation Committee, while looking to Mr. Marcus for recommendations as to the salaries of executive officers, engaged in its own independent review and judgment concerning such compensation. When evaluating and adjusting Mr. Marcus’ salary, we consider the factors cited above, except Mr. Marcus makes no recommendation regarding his own salary.

Bonus

        Bonuses for each fiscal year are granted to executive officers, including Mr. Marcus, after the end of the fiscal year. Fiscal 2006 bonuses were granted through the Company’s VMAX Incentive Plan (“VMAX”), which the Compensation Committee administers. VMAX, which is short for value maximization, was introduced during fiscal 2004 with the objective of further strengthening the link between increases in long-term shareholder value and management compensation. The plan provides incentives to create and sustain additional shareholder value, as defined by increasing “Economic Profit.” “Economic Profit” is a dollar amount equal to the excess of net operating profit after tax over a calculated cost of capital employed in the Company. The plan provides that target awards under the plan may focus on consolidated Economic Profit, division Economic Profit and individual performance measures that drive shareholder value as determined by the Compensation Committee and management.

        Under VMAX for fiscal 2006, the Compensation Committee approved for each executive officer, including Mr. Marcus, an annual incentive target award that represented a percentage of the officer’s base salary ranging from 30% to 90% of an officer’s base salary. Recent generally available information on executive compensation reviewed by the Compensation Committee indicated that these target award percentages are competitive with respect to industry practice and similarly situated executives at both the national and local level. VMAX does not provide for a maximum award; however, to provide an incentive for executives to sustain increases in Economic Profit and remain with the Company, the plan specifies that any awards earned under the plan are credited to an account for the participant in an “incentive bank.” In any given fiscal year, the plan will pay out a participant’s balance in the incentive bank up to the annual target award, plus one third of any bank balance above the target award. A participant’s remaining balance in the incentive bank is carried forward to the following year, but is subject to forfeiture if his or her employment with the Company ceases.

        The fiscal 2006 VMAX bonuses for Messrs. Olson and Otto, who have direct managerial responsibilities for the Company’s two divisions, were based on the Economic Profit performances of their respective divisions, along with the Company’s overall Economic Profit performance in fiscal 2006 and individual performance measures. The fiscal 2006 VMAX bonuses for Messrs. S. Marcus, Kissinger and G. Marcus were based on the Economic Profit performance of the Company, along with individual performance measures. Individual performance measures considered included such officer’s individual contributions and achievements during fiscal 2006, particularly as such contributions and achievements related to advancing the Company’s entrepreneurial spirit.

        Additionally, as a result of the Company’s successful sale during fiscal 2005 of its limited-service lodging division and the Miramonte Resort and the successful execution of a special cash distribution to shareholders during fiscal 2006, certain additional special compensation was granted to Messrs. S. Marcus, Otto, Kissinger and G. Marcus to reward them for their important role in consummating those successful transactions. See the “Summary Compensation Table” below.

Stock Options and Restricted Stock

        Stock options are granted each year to selected key employees, including unit and multi-unit managers. Such options have a per share exercise price equal to the fair market value of the Company’s Common Shares on the date of grant. Option grants in fiscal 2006 to key employees other than the named executive officers constituted 74.4% of all non-board of director option grants.

        We began placing a greater emphasis on restricted stock awards beginning in fiscal 2004 and we continued that emphasis through fiscal 2006. We use restricted stock to complement the stock option grants to our top executives. We believe that using restricted stock awards will further our goals of promoting continuity of management, encouraging entrepreneurism and increasing incentive and personal interest in our welfare by those employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success.

        Since Stephen Marcus and Diane Marcus Gershowitz beneficially own approximately 26.8% of the outstanding Common Shares and Class B Shares, Mr. Marcus’ and Ms. Gershowitz’s economic interests are already substantially directly linked to the price performance of our Common Shares. Therefore, at the time the 2004 Equity Incentive Plan was adopted, we decided it was not necessary to provide either of them with any stock option grants, restricted stock or other awards under the 2004 Equity Incentive Plan (except for, in Ms. Gershowitz’s case, automatic option grants as a non-employee director). The size of option grants or restricted stock awards to the other named executive officers is typically based on: (1) the officer’s length of service, responsibilities and contributions to the Company’s performance over the past year; (2) the officer’s anticipated future contributions to the Company’s success; (3) historical levels of option grants and restricted stock awards to, and the level of existing stock ownership of, such officer and other executive officers; and (4) the relative levels of option grants and restricted stock awards then being made to all employees and other executive officers.

Other Benefits

        We also attempt to provide other competitive compensatory benefits to the Company’s executive officers, including participation in the Company’s Pension Plus Plan, nonqualified retirement income plan, employee stock purchase plan, nonqualified deferred compensation plan, health insurance, life and disability insurance and other benefits.

        As a result of current executive compensation levels, we do not intend to take any action to conform our compensation plans to comply with the regulations under Internal Revenue Code Section 162(m) relating to the $1 million cap on executive compensation deductibility imposed by the Omnibus Revenue Reconciliation Act of 1993.

        This report, the information herein and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee: Timothy E. Hoeksema, Chairman Bronson J. Haase Daniel F. McKeithan, Jr. Philip L. Milstein

Summary Compensation Information

        The following table sets forth certain information concerning compensation paid by us during our last three fiscal years to our Chief Executive Officer and our four other highest paid executive officers. The persons named in the table below are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table
		Annual Compensation			Long-Term Compensation Awards
Name and Principal Positions	Fiscal Year	Salary(1)	Bonus(1)	Other(2)	Restricted Stock(3)	Stock Option Grants (Shares)(4)	All Other Compensation(5)
Stephen H. Marcus	2006	$ 537,769	$ 334,368	$ --	N/A	N/A	$ 8,043
Chairman of the Board,	2005	$ 517,846	$ 355,680	$ --	N/A	N/A	$199,248
President and Chief	2004	$ 498,000	$ 324,000	$ --	N/A	N/A	$ 5,701
Executive Officer
Bruce J. Olson	2006	$ 335,865	$ 85,812	$ --	$ --	14,258	$ 5,984
Senior Vice President	2005	$ 333,708	$ 142,036	$ --	$ --	14,258	$ 6,577
	2004	$ 321,700	$ 188,620	$ --	$109,575	14,258	$ 5,329
William J. Otto	2006	$ 258,327	$ 65,686	$ --	$ --	14,258	$ 4,286
President, Marcus	2005	$ 243,385	$ 55,037	$ --	$ --	14,258	$ 33,902
Hotels & Resorts	2004	$ 229,050	$ 60,000	$ --	$109,575	14,258	$ 3,750
Thomas F. Kissinger	2006	$ 237,219	$ 49,195	$ --	$ 35,668	14,258	$ 77,504
Vice President, General	2005	$ 226,153	$ 51,870	$ --	$ 43,031	10,693	$ 42,027
Counsel and Secretary	2004	$ 213,000	$ 46,440	$ --	$ 73,050	10,693	$ 3,931
Gregory S. Marcus	2006	$ 261,106	$ 54,180	$ --	$ 60,732	14,258	$105,489
Senior Vice President -	2005	$ 248,385	$ 57,000	$ --	$ 73,269	10,694	$ 80,308
Corporate Development	2004	$ 234,000	$ 50,760	$ --	$109,575	10,693	$ 2,564

(1)	Includes amounts deferred at the election of the named executive officer under Section 401(k) of the Internal Revenue Code and our Deferred Compensation Plan. Our Deferred Compensation Plan is a defined contribution program whereby an eligible employee may voluntarily make an irrevocable election to defer receipt of up to 100% of his or her annual compensation on a pre-tax basis. The irrevocable election must be made during an employee’s first 60 days of eligibility or, if later, prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date and a form of payment (i.e., lump sum, periodic installments or monthly annuity), either of which may be subsequently changed by written election before the calendar year in which payments would otherwise commence. During each quarter of the deferral period, we apply to the deferred amount an earnings credit based on the average prime interest rate of a designated Milwaukee bank. The benefits payable under the Deferred Compensation Plan (i.e., the employee’s deferred amount plus his or her earnings credits) will be paid out of our general corporate assets as they become due (i.e., after the employee’s specified commencement date).

(2)	The incremental cost to the Company of all perquisites and other personal benefits provided to each named executive officer is significantly less than the required SEC reporting thresholds of the lesser of $50,000 or 10% of the annual salary and bonus reported for each named executive officer.

(3)	The shares of restricted stock reflected in this column were granted to these named executive officers on September 8, 2003, December 3, 2004 and August 31, 2005 and will vest 25% after the third anniversary of the date of grant, 50% after the fifth anniversary, 75% after the tenth anniversary and 100% upon death, disability or retirement. This column does not include the restricted stock grants of 7,500 shares made on August 15, 2006 to each of Messrs. G. Marcus, Kissinger, Olson and Otto, which will vest 50% after the third anniversary of the date of grant and 100% after the fifth anniversary or upon the named executive’s death, disability or retirement. Following is the aggregate number of shares of restricted stock and the value of such shares (regardless of whether or not vested), based on the closing price of our common stock on the NYSE, as of May 25, 2006, the end of our fiscal 2006, held by each of the following named executive officers as of the Record Date: Mr. Olson – 7,500 shares, $132,975; Mr. Otto – 7,500 shares, $132,975; Mr. Kissinger – 8,700 shares, $154,251; and Mr. G. Marcus – 13,800 shares, $244,674. Dividends are paid on shares of both vested and unvested restricted stock as and when dividends are paid to our holders of Common Shares generally.

(4)	All options were granted at 100% of fair market value on the date of grant under our 1995 Equity Incentive Plan and 2004 Equity Incentive Plan and were adjusted on February 27, 2006 as described below under “Stock Options and Restricted Stock.” See footnote (1) to the table set forth under “Stock Options — Option Grants in 2006 Fiscal Year.”

(5)	Includes our contributions on behalf of each named executive officer to our defined contribution Pension Plus Plan and the dollar value of imputed life insurance premiums paid by, or on behalf of, us during our fiscal year with respect to term life insurance for the benefit of the named executive officer. The Pension Plus Plan is a profit sharing plan with Internal Revenue Code Section 401(k) features and covers all of our eligible employees and eligible employees of our subsidiaries, including the named executive officers, and uses a participating employee’s aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee’s account. A participating employee may elect to make pre-tax deposits of up to 60% of his or her annual compensation. The Pension Plus Plan also provides for three types of employer contributions: (1) a basic contribution equal to 1% of a participating employee’s annual compensation; (2) a matching contribution equal to one-fourth of the employee’s pre-tax deposits not exceeding 6% of such annual compensation; and (3) a discretionary profit performance contribution determined by our board of directors each year. For purposes of the profit performance contribution, we and our subsidiaries are divided into three profit sharing groups, and the profit performance contribution for the participating employees employed by a particular profit sharing group is dependent on our overall operations meeting profitability targets, our having achieved a positive return on shareholders’ equity and that profit sharing group’s operating performance having been profitable. A participating employee’s share of the annual profit performance contribution, if any, for the employee’s profit sharing group is determined by multiplying the contribution amount by the ratio of the participating employee’s annual compensation to the aggregate annual compensation of all participating employees in that profit sharing group. The employee’s pre-tax savings deposits and the employer basic contributions allocated to a participating employee’s account are fully vested upon deposit, and the employer matching and profit performance contribution are subject to a graduated vesting schedule resulting in full vesting after six or seven years of service. Each participating employee has the right to direct the investment of the pre-tax savings deposits and employer matching contributions allocated to the employee’s account in one or more of several available investment funds. The allocated employer basic contributions are generally expected to be invested in Common Shares but, at the direction of the Pension Plus Plan’s administrative committee, may be invested in a different manner. The allocated employer profit performance contributions are invested in the manner selected by the Pension Plus Plan’s administrative committee, which may include investment in Common Shares. The vested portion of a participating employee’s account balance becomes distributable in a lump sum payment only after the employee’s termination of employment, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of pre-tax savings deposits for certain hardship reasons that are prescribed by applicable federal law. We also provide all named executive officers with long-term disability protection. The other compensation amounts listed for fiscal 2005 for Messrs. S. Marcus, Otto, Kissinger and G. Marcus include special compensation granted in the amount of $194,320, $29,475, $37,500 and $77,500, respectively, as a result of each officer’s integral involvement in either or both the consummation of the successful sale of our limited-service lodging division and/or our Miramonte Resort. The other compensation amounts listed for fiscal 2006 for Messrs. Kissinger and G. Marcus include special compensation granted in the amount of $62,500 and $102,500, respectively, also as a result of each officer’s integral involvement in the consummation of the successful sale of our limited service lodging division as well as their integral involvement in the execution of our special cash distribution to shareholders.

Stock Options and Restricted Stock

        We have a 1994 Nonemployee Director Stock Option Plan (“1994 Plan”) pursuant to which options to acquire Common Shares were automatically granted prior to October 2004 to our non-employee directors. No new options may be granted under the 1994 Plan, but certain options granted under the 1994 Plan are still outstanding and may be exercised pursuant to their terms.

        We also have a 1995 Equity Incentive Plan (“1995 Plan”) pursuant to which restricted stock awards and options to acquire Common Shares may have been granted prior to October 2004 to our officers and other key employees and to the officers and key employees of our subsidiaries. However, Stephen H. Marcus, Diane Marcus Gershowitz and any other person who owned, directly or indirectly, 5% or more of our voting power were not eligible to receive restricted stock awards or options under the 1995 Plan. No new restricted stock awards or options may be granted under the 1995 Plan, but certain options granted under the 1995 Plan are still outstanding and may be exercised pursuant to their terms.

        We also have a 2004 Equity Incentive Plan (“2004 Plan”) pursuant to which (1) restricted stock awards, stock appreciation rights, performance shares and options to acquire Common Shares may be granted until October 2015 to our officers and other key employees and to the officers and other key employees of our subsidiaries and (2) automatic stock option grants will be made to our non-employee directors. However, Stephen H. Marcus and Diane Marcus Gershowitz and any other person who owns, directly or indirectly, 5% or more of our voting power cannot receive discretionary grants of restricted stock awards, stock appreciation rights, performance shares or options under the 2004 Plan (but such persons are eligible to receive automatic grants for non-employee directors under the 2004 Plan regardless of the percentage of voting power beneficially owned by such person).

        The exercise price and the number of shares issuable pursuant to the exercise of all options outstanding as of February 3, 2006 were adjusted to avoid dilution from the effects of the $7.00 per share special distribution we paid on February 24, 2006.

        The following table sets forth information concerning the grant of stock options under our 2004 Plan during our fiscal 2006 to the named executive officers.

Option Grants in 2006 Fiscal Year
	Common Shares Underlying Options	Percentage of Total Options Granted to All Employees in 2006	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted(1)	Fiscal Year	(per share)(2)	Date	5%	10%
Stephen H. Marcus	N/A	N/A	N/A	N/A	N/A	N/A
Bruce J. Olson	14,258	6.4%	$14.07	10/6/15	$126,157	$319,707
William J. Otto	14,258	6.4%	$14.07	10/6/15	$126,157	$319,707
Thomas F. Kissinger	14,258	6.4%	$14.07	10/6/15	$126,157	$319,707
Gregory S. Marcus	14,258	6.4%	$14.07	10/6/15	$126,157	$319,707

(1)	Options granted under the 2004 Plan may be designed to qualify as either “incentive stock options,” within the meaning of Section 422A of the Internal Revenue Code, or as “nonstatutory stock options.” The options reflected in the table were granted on October 6, 2005 at an exercise price equal to 100% of the fair market value of the Common Shares on that date, as adjusted for the special distribution described above. These options vest and are exercisable with respect to 40% of the shares after two years from the grant date, 60% after three years, 80% after four years and 100% after five years, but may not be exercised after the ten-year option period.

(2)	The exercise price of options may be paid in cash, by delivering previously issued Common Shares or any combination thereof.

(3)	The potential realizable values set forth under these columns represent the difference between the option exercise price and the market value of the Common Shares based on certain assumed rates of stock price appreciation and assuming the exercise of the options on their stated expiration date. The potential realizable values set forth under the columns do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future stock price of the Common Shares on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed rates of stock price appreciation over the ten-year exercise period of the options used in the table above are mandated by the rules of the SEC and do not represent our estimate or projection of the future price of the Common Shares on any date. There can be no assurance that the stock price appreciation rates for the Common Shares assumed for purposes of this table will actually be achieved.

        The following table sets forth certain information with respect to the named executive officers concerning their stock options exercised during our fiscal 2006 and unexercised stock options held as of the end of our fiscal 2006.

Fiscal 2006 Year-End Value Table
Name	Number of Common Shares Acquired Upon Exercise	Value Received(1)	Number of Common Shares Underlying Unexercised Options at End of Fiscal 2006(2) Exercisable(3)/Unexercisable(3)	Value of Unexercised In-the-Money Options at End of Fiscal 2006(4) Exercisable/Unexercisable
Stephen H. Marcus	N/A	N/A	N/A	N/A
Bruce J. Olson	149,750	$1,621,854	0/62,735	$0/$377,628
William J. Otto	15,000	$ 123,575	42,060/52,755	$274,851/$299,026
Thomas F. Kissinger	11,250	$ 94,172	58,458/41,347	$497,599/$226,272
Gregory S. Marcus	2,250	$ 19,733	58,458/45,626	$469,435/$250,970

(1)	Reflects the dollar value difference between the closing sale price of the Common Shares on the NYSE on the date of exercise, less the stock option’s exercise price, multiplied by the number of Common Shares acquired upon exercise.

(2)	See the vesting schedule of stock options set forth in footnote (1) under the “Option Grants in 2006 Fiscal Year” table.

(3)	Excludes 44,200 Common Shares subject to previously granted stock options that vested and became exercisable after our 2006 fiscal year end (Olson – 19,961, Otto – 9,981, Kissinger – 7,129 and G. Marcus – 7,129).

(4)	The dollar values were calculated by determining the difference between the fair market value of the underlying Common Shares and the applicable exercise prices of the named executive officers’ outstanding options at the end of our fiscal 2006. The closing sale price of the Common Shares on the NYSE on May 25, 2006, the end of our fiscal 2006, was $17.73 per share.

Pension Plan

        We have a nonqualified defined benefit pension plan (“Supplemental Plan”) for our eligible employees. An employee participating in the Supplemental Plan is entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions that are payable under our other employee benefit plans. For an employee entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 2006, the reduction in annual Supplemental Plan benefits would equal approximately $11,750.

	Estimated Annual Pension Plan Benefits for Representative Years of Service
Final Five-Year Average Compensation	15	20	25	30	35
$100,000	$ 25,000	$ 33,300	$ 41,667	$ 50,000	$ 50,000
200,000	50,000	66,600	83,334	100,000	100,000
350,000	87,500	116,550	145,834	175,000	175,000
500,000	125,000	166,500	208,335	250,000	250,000
650,000	162,500	216,450	270,835	325,000	325,000
800,000	200,000	266,400	333,333	400,000	400,000
950,000	237,500	316,350	395,836	475,000	475,000

        The Supplemental Plan is available to eligible employees with annual compensation in excess of a specified level (i.e., $95,000 for 2006), including each of our named executive officers. The Supplemental Plan is a defined benefit retirement income program that provides benefits based on the employee’s average total compensation for the five highest compensation years within the employee’s last ten compensation years. The amounts accrued for named executive officers under the Supplemental Plan are not readily ascertainable and therefore are not included in the “Summary Compensation Table” above. In calculating employee compensation for purposes of determining contributions to the Supplemental Plan, we use a participating employee’s total direct compensation (which, for the named executive officers, is comprised of the salary and bonus amounts listed in the “Summary Compensation Table” above) in determining annual benefits, calculated on a straight life annuity basis assuming that benefits commence at age 65. In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan reduces its benefits by the benefits attributable to the employer contributions received by the participating employee under our other employee benefit plans, such as the Pension Plus Plan and our former qualified pension plans.

        A participating employee is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing ten years of service or qualifying for normal, early or disability retirement. Benefits payable under the Supplemental Plan are paid out of our general corporate assets as benefit payments as they become due after retirement or other termination. At the end of our fiscal 2006, Stephen H. Marcus, Bruce J. Olson, William J. Otto, Thomas F. Kissinger and Gregory S. Marcus had 44, 32, 13, 12 and 14 years, respectively, of credited years of service under the Supplemental Plan.

Director Compensation

        In fiscal 2006, each non-employee director received: (1) an annual retainer fee of $10,000 in cash; (2) 392 Common Shares; (3) $2,500 for each board meeting attended; (4) $750 for each board committee meeting attended (or $1,000 per committee meeting attended if that person served as the committee’s chairperson), except that each member of the Audit Committee received $1,000 per committee meeting attended, and the chairman of the Audit Committee received $1,500 per committee meeting attended; and (5) an option under our 2004 Plan to purchase 500 Common Shares at the end of our fiscal year. In addition, each non-employee director received an option to purchase 1,000 Common Shares upon his or her initial appointment or election to the board of directors under the option plan in effect at the time of such initial appointment. The exercise price of options granted to non-employee directors under the 2004 Plan is equal to 100% of the fair market value of the Common Shares on the date of grant. At the end of our fiscal 2006, on May 25, 2006, each non-employee director received his or her annual automatic option grant to purchase 500 shares of Common Shares at an exercise price of $17.73 per share. All options granted to our non-employee directors under the 2004 Plan have a term of ten years and are fully vested and exercisable immediately after grant.

STOCK PERFORMANCE INFORMATION

        Set forth below is a graph comparing the annual percentage change during our last five fiscal years in our cumulative total shareholder return (stock price appreciation on a dividend reinvested basis) of our Common Shares, compared to: (1) the cumulative total return of a composite peer group index selected by us and (2) companies included in the Russell 2000 Index. The composite peer group index is comprised of a hotels and resorts index we selected that includes Choice Hotels International, Inc., Four Seasons Hotels Inc., John Q. Hammons Hotels Inc., Lodgian Inc., Orient Express Hotels, Ltd., Sonesta International Hotels Corp. and Red Lions Corporation (formerly WestCoast Hospitality Corp.) (weighted 50%) and a theatre index we selected that includes Regal Cinemas (weighted 50%). Loews Cineplex Entertainment Corp., which was previously included in our peer group for the theatre index, was acquired by a private company and no longer has a class of stock that is publicly traded. As a result, Loews Cineplex is no longer included in our peer group for the theatre index. Additionally, with respect to the hotels and resorts index, Lodgian Inc. is not reflected for the period of December 20, 2001 through December 16, 2002, due to bankruptcy proceedings and John Q. Hammons, which was taken private, is reflected only through September 18, 2005.

        The indices within the composite peer group index are weighted to approximate the relative revenue contributions of each of our continuing business segments to our total revenues in our fiscal 2006. The shareholder returns of the companies included in the hotels and resorts index and theatre index are weighted based on each company’s relative market capitalization as of the beginning of the presented periods.

	5/31/01	5/31/02	5/31/03	5/31/04	5/31/05	5/31/06
The Marcus Corporation	$ 100	$ 103	$ 99	$ 119	$ 151	$ 187

Composite Peer Group Index	$ 100	$ 100	$ 90	$ 126	$ 170	$ 193

Russell 2000 Index	$ 100	$ 98	$ 89	$ 114	$ 124	$ 145

CERTAIN TRANSACTIONS

        As in prior years, during our 2006 fiscal year, we leased automobiles from Selig Executive Leasing Co., Inc. Aggregate lease payments from the lease of approximately 61 vehicles were $219,000 in our fiscal 2006. As in past years, virtually all of these lease payments represent reimbursement of actual costs incurred by Selig Executive Leasing to purchase and finance the vehicles, with Selig Executive Leasing retaining less than $20,000 as an administrative fee. Allan H. Selig, one of our directors, is the President, Chief Executive Officer and sole shareholder of Selig Executive Leasing. We believe that this transaction was consummated on terms at least as favorable as could have been obtained from a non-affiliated third party.

        On September 1, 2006, we entered into an administrative services agreement with Marcus Investments, LLC, which is owned by the three sons of Stephen H. Marcus, including Gregory S. Marcus. Marcus Investments intends to invest in various potential businesses unrelated to our motion picture theatre exhibition or hotels or resorts businesses. Pursuant to the agreement, we may from time to time provide various administrative support services, staffing personnel and related equipment to Marcus Investments in support of its business, provided that our provision of such services does not interfere with or otherwise adversely affect our business or operations. Marcus Investments will pay us not less than our fully-allocated direct and indirect costs and expenses for providing any such services. The agreement was approved, and is subject to annual review and re-approval, by our Corporate Governance and Nominating Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors and executive officers are required to report their ownership of Common Shares and Class B Shares and any changes in that ownership to the SEC and the NYSE. Based upon our review of copies of the reports filed with the SEC and the representations of the persons involved, we believe that the directors and executive officers of the Company have complied with the requirements for fiscal 2006, except that certain Form 4s for Steven H. Marcus, Diane Marcus Gershowitz, Bruce J. Olson and Thomas F. Kissinger were inadvertently filed late. Additionally, although Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis timely reported their August 31, 2005 grant of restricted stock to the Company’s outside professionals, the related Form 4 filings were inadvertently filed late. In making the above statements, we have relied upon the representations of the persons involved and on copies of their reports filed with the SEC.

OTHER MATTERS

        Ernst & Young LLP acted as our independent auditors during fiscal 2006 and was appointed to act as our independent auditors for fiscal 2007. Ernst & Young’s fees for the most recent two fiscal years are summarized in the following table:

	2006	2005
Audit Fees	$386,000	$405,290
Audit-Related Fees(1)	2,500	22,000
Tax Fees(2)	15,000	40,985
All Other Fees	--	--

Total Fees	$403,500	$468,275

(1)	Audit-related fees consist of the fees billed for consultation services on various accounting matters.
(2)	Tax fees consist of the fees billed for consultation services on various tax matters.

        Our Audit Committee pre-approves the provision of all auditing and non-audit services by Ernst & Young. During fiscal 2005 and 2006, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.

        As noted in the Audit Committee Report, our Audit Committee has considered whether Ernst & Young’s provision of non-audit services is compatible with its independence. Representatives from Ernst & Young are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions.

        We have filed an Annual Report on Form 10-K with the SEC for fiscal 2006, which ended on May 25, 2006. A copy of the Form 10-K (excluding exhibits) has been provided to each person who was a record or beneficial owner of Common Shares or Class B Shares as of the Record Date and is available on our corporate web site (www.marcuscorp.com). Exhibits to the Form 10-K will be furnished upon payment of the fee described in the list of exhibits accompanying the copy of Form 10-K. Requests for any exhibits to our Form 10-K should be addressed to Thomas F. Kissinger, Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

        Our board of directors does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. The board of directors does not know of any other matters to be brought before the Meeting that will require the vote of shareholders. If any other business or matters properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.

        We did not receive any shareholder proposals for consideration at the Meeting. A shareholder wishing to include a proposal in our proxy statement for our 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must forward the proposal to us by May 4, 2007. In addition, a shareholder who otherwise intends to present business at our 2007 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to our Secretary not later than 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting. Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to July 18, 2007, the notice will be considered untimely and we will not be required to present such proposal at the 2007 Annual Meeting of Shareholders. If our board of directors chooses to present such proposal at our 2007 Annual Meeting of Shareholders, the persons named in proxies solicited by the board of directors for the 2007 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

        We have paid the cost of soliciting proxies. We expect to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain of our officers and employees. We will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but we reserve the right to do so should we conclude that such efforts are needed.

On Behalf of the Board of Directors

/s/ Thomas F. Kissinger Thomas F. Kissinger Vice President, General Counsel and Secretary

Milwaukee, Wisconsin
September 1, 2006

Exhibit A

THE MARCUS CORPORATION
Audit Committee Charter

Adopted: January 8, 2003

        This Audit Committee Charter (“Charter”) is intended to assist the Audit Committee (“Committee”) of the Board of Directors (“Board”) of The Marcus Corporation (“Company”) in carrying out its duties and responsibilities. This Charter is in addition to, and is not intended to change or interpret, any federal or state law or regulation, including the rules of the Securities and Exchange Commission (“SEC”), the listing standards of the New York Stock Exchange (“NYSE”), the Wisconsin Business Corporation Law, or the Company’s Articles of Incorporation or Bylaws. This Charter is not intended to, and does not, create any legal or fiduciary duties or responsibilities or form the basis for a breach of fiduciary duty or potential liability if not complied with. This Charter is subject to modification and interpretation by the Board.

A.	General Role.

The Committee shall perform the responsibilities required of it by the NYSE, SEC and other applicable laws, including assisting the Board’s oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements related to its financial statements; (iii) the performance of the Company’s internal audit function and independent auditors; and (iv) the retention, oversight and evaluation of the Company’s independent auditing firm.

B.	Members.

The Committee shall consist of at least three directors, one of whom shall be the Chairman of the Committee, all of whom shall meet the independence and other requirements of the SEC, the listing standards of the NYSE, other applicable laws and the Company’s Bylaws, except as otherwise determined by the Board in accordance with the requirements of the SEC, the listing standards of the NYSE, other applicable laws and the Company’s Bylaws. Each member of the Committee must also be “financially literate”, as such qualification is interpreted by the Board in its business judgment in accordance with the listing standards of the NYSE. Additionally, at least one member of the Committee must have “accounting or related financial management expertise” and/or qualify as a “financial expert”, in each case as determined by the Board in its business judgment in accordance with the listing standards of the NYSE, the requirements of the SEC and other applicable law. The Company shall properly publicly disclose each Committee member who is determined to be a “financial expert” in accordance with the requirements of the SEC and other applicable laws. Other than in his or her capacity as a member of the Committee, the Board or another committee thereof, no member of the Committee shall be allowed to accept any consulting, advisory, or other compensatory fee from the Company, or otherwise be an affiliated person of the Company. Committee members may be removed in accordance with the Company’s Bylaws.

C.	Meetings.

Absent unusual circumstances, the Committee shall meet separately at least twice annually with, as appropriate, the Company’s management, internal auditors (or other personnel responsible for the internal audit function) and the Company’s independent auditing firm, all in accordance with the Company’s Bylaws. In addition, special meetings shall be held as circumstances require as determined by the Committee’s Chairman or by any two other members of the Committee in accordance with the Company’s Bylaws. The Committee or its Chairman may invite to its meetings such other directors, members of Company management and such other persons and advisors as the Committee or its Chairman deems necessary or appropriate in order to carry out the Committee’s duties and responsibilities. The Committee, through its Chairman, shall report its activities to the Board at the Board meeting next following each Committee meeting so that the Board is kept fully informed of the Committee’s activities on a current basis. Minutes of each Committee meeting shall also be distributed to the Board as and when appropriate.

D.	Responsibilities.

1.	The Committee’s responsibilities with respect to overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements related to its financial statements; and (iii) the performance of the Company’s internal audit function shall include the following:

a.	To be well-informed about the Company’s quarterly and annual financial reports filed with the SEC, including the section thereof entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, by receiving, reviewing and discussing preliminary copies of all such reports with management and the Company’s independent auditing firm before they are filed with the SEC. The Committee should ask management and the Company’s independent auditing firm whether the other sections of each such report are consistent with the information reflected in the report’s financial statements. The Committee may delegate its duties under this subparagraph to its Chairman or one or more other Committee members.

b.	To, before they are filed with the SEC, review and discuss with the Company’s Chief Executive Officer and Chief Financial Officer any certifications related to the Company’s financial statements or internal controls, including their certifications that: (i) to the best of their knowledge, (a) the Company’s quarterly and annual reports filed with the SEC fully comply with the requirements of the Securities Exchange Act of 1934; and (b) that the information contained in such reports fairly present, in all material respects, the financial condition and results of operations of the Company; and (ii) regarding the Company’s internal controls, including: (a) that it is management’s responsibility for establishing, maintaining and evaluating such controls; (b) that it is management’s duty to disclose any significant deficiencies in such controls and any fraud involving associates significantly involved with such controls to the Committee and the Company’s independent auditing firm; and (c) whether or not there were significant changes in such internal controls or in other factors that could significantly affect such controls. The Committee should also review and discuss with the Company’s chief executive officer and chief financial officer the procedures implemented and steps taken in connection with supporting and verifying the accuracy of such certifications. The Committee may delegate its duties under this subparagraph to its Chairman or one or more other Committee members.

c.	To, before they are submitted to the NYSE, review and discuss with the Company’s Chief Executive Officer and Chief Financial Officer any certifications required to be submitted to the NYSE. The Committee should also review and discuss with the Company’s Chief Executive Officer and Chief Financial Officer the procedures implemented and steps taken in connection with supporting and verifying the accuracy of such certifications. The Committee may delegate its duties under this subparagraph to its Chairman or one or more other Committee members.

d.	To, at each Committee meeting and at such other times as the Committee deems necessary or appropriate, generally discuss with management the Company’s earnings press releases and earnings guidance and other forward-looking statements provided to the Company’s shareholders (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information). The Committee need not discuss in advance each earnings release or instance in which the Company provides forward-looking statements.

e.	The Committee shall review and discuss the Company’s annual audited financial statements with management and the Company’s independent auditing firm and shall further discuss with the independent auditing firm all matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

f.	The following are other general post-audit review considerations and guidelines:

•	The Committee should focus on the “quality” of the Company’s financial results and condition and the underlying accounting principles and practices used by the Company.

•	The Committee should obtain from the Company’s Chief Financial Officer satisfactory explanations for all significant variances in the Company’s financial statements between fiscal years and quarterly periods.

•	The Committee should request and receive a satisfactory explanation from management and the Company’s independent auditing firm of changes in accounting standards or rules promulgated by the Public Company Accounting Oversight Board, FASB, SEC or other regulatory bodies that have or will have a material effect on the Company’s financial statements or accounting policies or practices.

•	The Committee should request and receive satisfactory explanations about the existence and substance of any significant accounting accruals, reserves or estimates made by management that have or will have a material impact on the Company’s financial statements. If any such accruals, reserves or estimates have changed materially from prior fiscal years or periods, the Committee should request and receive satisfactory explanations about the reasons for such changes and the likelihood of additional material changes in the future.

•	The Committee should meet in executive session, without management present, with the Company’s independent auditing firm to request its opinion on various matters, including the capabilities of the Company’s financial and accounting personnel, the adequacy of the Company’s internal controls, and whether or not there were any disagreements between the Company’s auditing firm and the Company’s management about financial disclosures or accounting policies, practices or treatment. The Committee shall be responsible for resolving any such disagreements between the Company’s auditing firm and management.

•	During such executive sessions, the Committee may ask the independent auditing firm what its greatest concerns were in the course of the audit and if it believes anything else should be discussed with the Committee while not in the presence of management. Additional questions that the Committee may ask include the following:

•	If the independent auditing firm were solely responsible for the preparation of the Company’s financial statements, would the Company’s financial statements have been prepared differently than the manner selected by management? The Committee may inquire as to both material and nonmaterial differences. If the independent auditing firm would have done anything differently than management, a satisfactory explanation should be provided of management’s position and the independent auditing firm’s position.

•	If the independent auditing firm were an investor, is the firm receiving the information from the Company in its financial statements and SEC reports essential to a proper understanding of the Company’s financial performance and condition for the reporting period?

•	Is the Company following the same internal audit procedures that would be followed if the auditing firm itself were the Company’s chief executive officer or chief financial officer? If not, what are the differences and why?

•	In such executive sessions, the Committee should also review the letter of management representations given to the independent auditing firm and inquire whether the auditing firm encountered any difficulties in obtaining the letter or any specific representations therein.

•	In such executive sessions, the Committee should also review with the Company’s independent auditing firm any difficulties the firm encountered in the course of its audit work, including any restrictions on the scope of its activities or on access to requested information.

g.	To, at least annually and otherwise when the Committee determines it to be necessary or appropriate, meet with the Company’s General Counsel and/or outside legal counsel, to discuss pending or threatened legal matters that may have a significant impact on the Company’s financial statements. The Committee should discuss with the Company’s management and the independent auditing firm the substance of any significant issues raised by the Company’s General Counsel and/or outside legal counsel concerning litigation, contingencies, claims or other assessments. The Committee should understand how such matters are reflected in the Company’s financial statements and SEC reports.

h.	To, at least annually, review and analyze with the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s independent auditing firm comparable public company financial reporting and accounting policies and practices that materially differ from those of the Company.

i.	To, at least annually, inquire with the Company’s Chief Executive Officer and Chief Financial Officer whether there are any significant tax matters that have been or might be reasonably disputed by the IRS or state tax agencies, and inquire as to the status of the Company’s related tax reserves and disclosures.

j.	To, on a timely basis, obtain and review all other reports by the Company’s independent auditing firm required by the SEC, the NYSE or other applicable law, rule or requirement to be provided to the Committee, including reports to the Committee describing: (i) all critical accounting policies and practices used by the Company in its financial statements; (ii) alternative treatments within generally accepted accounting principles discussed with management, the effects of using or not using such treatments, and the auditor’s preferred treatment; and (iii) other material written communications with management, such as any management letter or schedule of unadjusted differences. The Committee shall discuss such reports with the Company’s Chief Executive Officer, Chief Financial Officer and/or its principal accounting officer and the Company’s independent auditing firm.

k.	To, at least annually, review with the Company’s Chief Executive Officer, Chief Financial Officer, and the Company’s independent auditing firm the Company’s internal audit functions.

l.	To review management’s report on and assessment of the Company’s internal controls to be included in the Company’s annual report to shareholders, as well as the report on, and attestation to, such management report by the Company’s independent auditing firm.

m.	To, at each Committee meeting and at such other times as the Committee deems necessary or appropriate, review with the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s independent auditing firm the areas of financial risk that could have a material adverse effect on the Company’s results of operation or financial condition and the Company’s risk assessment and risk management policies.

n.	To, at each Committee meeting and at such other times as the Committee deems necessary or appropriate, review and confirm with the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s independent auditing firm that the Company’s (i) off-balance sheet transactions, arrangements, liabilities, obligations and commitments (including contingent obligations and commitments); (ii) other relationships with unconsolidated entities or related parties; and (iii) derivative transactions are all properly accounted for and disclosed in accordance with generally accepted accounting principles, the requirements of the SEC, the listing standards of the NYSE and other applicable laws.

o.	To, at least annually, review the terms and conditions of all relationships and transactions between or involving the Company and any of its directors, officers and their related parties to ensure that such relationships and transactions were properly approved by the Board’s Corporate Governance Committee, that all material terms and conditions thereof are not materially less favorable to the Company than could be obtained from independent third parties, and are properly disclosed in the Company’s SEC reports or as otherwise legally required.

p.	To pre-approve any Company request to seek a second opinion on any significant accounting issue from an accounting or auditing firm other than the Company’s independent auditing firm.

q.	To annually make a recommendation to the Board whether or not the Company’s annual audited financial statements should be included in the Company’s Form 10-K report.

2.	The Committee’s responsibilities related to the retention, oversight and evaluation of the Company’s independent auditing firm shall include the following:

a.	To, at least annually, review with the Company’s Chief Executive Officer and Chief Financial Officer the Company’s annual audit plans.

b.	To annually retain the Company’s independent auditing firm on terms (including fees) approved by the Committee and to preapprove of all audit services to be provided by the auditing firm. The Committee shall make it clear to the auditing firm that the Committee retains the auditing firm; that the auditing firm shall report directly to the Committee; and that the Committee shall resolve any disagreements that may arise between the auditing firm and management on financial disclosure or accounting policies, practices and treatment. Factors to be considered in selecting or retaining an independent public accounting firm to serve as the Company’s independent auditing firm shall include, without limitation, the following:

•	Opinions by appropriate management personnel, particularly the Company’s Chief Financial Officer, on the capabilities, resources and performance of the firm.

•	The firm’s proposed audit fee and, if applicable, satisfactory explanations for any material fee changes from prior years.

•	The expected level of personal participation by the firm’s partner designated to be primarily responsible for the Company’s account and other auditing firm management and supervisory personnel in the audit examination of the Company, and the mix of skills and experience of the auditing firm’s staff and its staff rotation policy with respect to the Company.

•	If a new public accounting firm is being considered, the report of the firm’s latest peer review conducted pursuant to a professional quality control program and any significant litigation problems or disciplinary actions or sanctions by the SEC, FASB, Public Company Accounting Oversight Board, AICPA, state licensing authorities or others.

•	If a new public accounting firm is being considered, the proposed firm’s credentials, capabilities, reputation and a list of its representative clients in the same geographical area and in the same industries.

•	If a new public accounting firm is being considered, the steps planned to ensure a smooth and effective transition.

c.	Other than with respect to certain “de minimis” non-audit services, to preapprove all engagements of the Company’s independent auditing firm to perform any non-audit related services for or on behalf of the Company (except as legally prohibited below). However, the Committee shall not in any event approve the provision by the Company’s independent auditing firm of any of the following legally prohibited non-audit services: (i) bookkeeping or other services related to the Company’s accounting records or financial statements; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions and contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resources functions; (vii) broker-dealer, investment advisor or investment banking services; (viii) legal and expert services unrelated to the audit; or (ix) any other service that is prohibited by the Public Company Accounting Oversight Board. “De minimis” non-audit services which do not require Committee preapproval shall mean those non-audit services for which the aggregate fees constitute no more than 5% of the total amount of fees paid by the Company to the auditing firm during the fiscal year in which such non-audit services are provided, as long as (A) such de minimis non-audit services were not recognized by the Company at the time of the engagement of the auditing firm for that year; (B) the provision of such de minimis non-audit services is promptly brought to the attention of the Committee; and (C) such de minimis non-audit services are approved by the Committee prior to the completion of that year’s audit. Approval by the Committee of any non-audit service to be performed by the Company’s auditing firm shall be publicly disclosed by the Company in accordance with the requirements of the SEC, the NYSE listing standards and applicable law. The Committee may delegate its duties under this subparagraph to its Chairman or one or more other Committee members.

d.	To, at least annually, obtain and review a report by the Company’s independent auditing firm describing all relationships between the independent auditing firm and the Company and confirming that the auditing firm is independent from the Company within the meaning of the Securities Act of 1933, as amended, and within the requirements of the Independence Standards Board, to discuss such reports with the independent auditing firm and to take appropriate action to satisfy the Committee of the independence of the Company’s independent auditing firm.

e.	To, at least annually, obtain and review a report by the independent auditing firm describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, and of any material inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

f.	To, at least annually, evaluate the performance of the Company’s independent auditing firm and, if determined necessary or appropriate, to replace the firm.

3.	The Committee’s other responsibilities shall include the following:

a.	To establish clear hiring policies for employees or former employees of the Company’s independent auditing firm consistent with the requirements of the SEC, the listing standards of the NYSE and other legal requirements. In accordance with applicable law, the Company’s independent auditing firm may not perform any audit services for the Company if the Company’s Chief Executive Officer, Chief Financial Officer, controller or any other associate serving in an equivalent position was employed by the auditing firm and participated in the audit of the Company within the one-year period preceding the initiation of the audit.

b.	To develop and communicate procedures to receive, retain and address complaints regarding financial disclosure or accounting and auditing matters, including employees’ confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters. These procedures may be or include those included in the Company’s Code of Conduct. At least annually, the Committee shall review such procedures to ensure their effectiveness and their compliance with all applicable NYSE listing standards, SEC rules and other legal requirements, and take such actions as the Committee shall deem necessary or appropriate.

c.	To annually prepare the Audit Committee report required by the rules of the SEC to be included in the Company’s proxy statement for its annual meeting of shareholders.

d.	To, from time to time, if the Committee determines it to be necessary or appropriate, conduct such reviews, investigations and surveys as the Committee may consider necessary or appropriate in the exercise of its duties and responsibilities.

E.	Unrestricted Committee Communications.

The Committee shall, at all times, have unrestricted lines of communication with the chief executive officer, chief financial officer and/or principal accounting officer of the Company, as well as the Company’s independent auditing firm. The Committee may, as it deems necessary or appropriate, obtain advice and assistance from outside legal, accounting or other advisors, which advisors shall be paid for by the Company.

F.	Annual Review of Charter.

The Committee shall review and reassess the adequacy of this Charter not less than annually and may seek the input of the Company’s independent auditing firm and the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and/or other advisors with regard to the adequacy of this Charter and the necessity or desirability of any amendments.

G.	Annual Performance Review.

The Committee shall, at least annually, be subject to a performance evaluation by the Board’s Corporate Governance Committee in accordance with the Company’s Corporate Governance Policy Guidelines.

THE MARCUS CORPORATION 2006 ANNUAL MEETING
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. •

CONTROL NUMBER

1.	ELECTION OF DIRECTORS		For	Withhold	For All
	01-Stephen H. Marcus	02-Diane Marcus Gershowitz	All	All	Except	2.	Upon such other business as may properly come before
	03-Daniel F. McKeithan, Jr.	04-Allan H. Selig	( )	( )	( )		the annual meeting or any adjournment thereof in
	05-Timothy E. Hoeksema	06-Bruce J. Olson					accordance with the best judgment of such proxies.
	07-Philip J. Milstein	08-Bronson J. Haase
	09-James D. Ericson	10-Gregory S. Marcus

(Instructions: To withhold authority to vote for any indicated	Check box, if appropriate, and indicate changes below.
nominee, please mark the oval under “For All Except” and
write the number of the nominee(s) on the line above.)	Address Change |_|

Dated: _____________________________, 2006

____________________________________________________
Signature

____________________________________________________
Signature if held jointly

Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign in full corporate name by a duly authorized officer. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

THE MARCUS CORPORATION
PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card will vote all shares of Common Stock of The Marcus Corporation that you are entitled to vote.

Please carefully consider the issues discussed in the Proxy Statement and cast your vote by:

•	accessing the World Wide Web site http://www.eproxyvote.com/mcs/ to vote via the internet.
•	using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.
•	completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

You can vote via the internet or by phone at any time prior to 11:59 P.M. Central Time, October 3, 2006. You will need the control number printed at the top of this instruction card to vote via the internet or by phone. If you do so, you do not need to mail in your proxy card.

7253-The Marcus Corp. (white stock)

PROXY	PROXY

THE MARCUS CORPORATION

PROXY FOR HOLDERS OF COMMON STOCK SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 4, 2006

        The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 4, 2006, at the Wyndham Milwaukee Center, 139 E. Kilbourn Avenue, Milwaukee, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

        The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2006 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

7253-The Marcus Corp. (white stock)

THE MARCUS CORPORATION 2006 ANNUAL MEETING
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. •

1.	ELECTION OF DIRECTORS		For	Withhold	For All
	01-Stephen H. Marcus	02-Diane Marcus Gershowitz	All	All	Except	2.	Upon such other business as may properly come before
	03-Daniel F. McKeithan, Jr.	04-Allan H. Selig	( )	( )	( )		the annual meeting or any adjournment thereof in
	05-Timothy E. Hoeksema	06-Bruce J. Olson					accordance with the best judgment of such proxies.
	07-Philip J. Milstein	08-Bronson J. Haase
	09-James D. Ericson	10-Gregory S. Marcus

(Instructions: To withhold authority to vote for any indicated	Check box, if appropriate, and indicate changes below.
nominee, please mark the oval under “For All Except” and
write the number of the nominee(s) on the line above.)	Address Change |_|

Dated: _____________________________, 2006

____________________________________________________
Signature

____________________________________________________
Signature if held jointly

Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign in full corporate name by a duly authorized officer. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

7254-The Marcus Corp. (Class B) - Blue Stock

PROXY	PROXY

THE MARCUS CORPORATION

PROXY FOR HOLDERS OF CLASS B COMMON STOCK
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 4, 2006

        The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Class B Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 4, 2006, at the Wyndham Milwaukee Center, 139 E. Kilbourn Avenue, Milwaukee, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

        The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2006 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

7254-The Marcus Corp. (Class B)- Blue Stock